                                                                    EXHIBIT 12.3

                           PACCAR AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Thousands of Dollars)


                                                       Year Ended December 31
                                    ------------------------------------------------------------
                                      1994         1993         1992         1991         1990
                                    --------     --------     --------     --------     --------
FIXED CHARGES
   Interest expense
       PACCAR and
       Subsidiaries (1)             $ 87,465     $ 64,000     $ 71,912     $ 94,264     $118,680

       Portion of rentals
         deemed interest               5,494        6,001        6,870        6,785        6,447
                                    --------     --------     --------     --------     --------
TOTAL FIXED CHARGES                 $ 92,959     $ 70,001     $ 78,782     $101,049     $125,127
                                    ========     ========     ========     ========     ========

EARNINGS
   Income before taxes - PACCAR
       and Subsidiaries (2)         $320,098     $219,757     $ 91,613     $ 48,344     $ 94,156

FIXED CHARGES                         92,959       70,001       78,782      101,049      125,127
                                    --------     --------     --------     --------     --------
EARNINGS AS DEFINED                 $413,057     $289,758     $170,395     $149,393     $219,283
                                    ========     ========     ========     ========     ========

RATIO OF EARNINGS
   TO FIXED CHARGES                    4.44x        4.14x        2.16x        1.48x        1.75x

(1)      Exclusive of interest paid to PACCAR.

(2) Includes before-tax earnings of wholly owned subsidiaries and distributed income received from less than 50% owned subsidiaries.


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